Authorization for Attorneys-in-Fact to Sign the Registration Statements on Behalf of the Chief Executive Officer and the Chief Financial Officer

RESOLVED:	That the Chief Executive Officer and Chief Financial Officer of the Trust are granted the authority to execute a power of attorney in favor of other appropriate persons, as determined by such officers, for the purpose of signing the N-14 Registration Statement(s) and any amendments thereto.